Exhibit 10.5

GUIDANCE SOFTWARE EMPLOYMENT AGREEMENT

This At-Will Employment Agreement (“Agreement”) effective January 1, 2000 (“Effective Date”) between Guidance Software, Inc. (“Company”) and John M. Patzakis (“Employee”). In consideration of the mutual promises and conditions contained in this Agreement, the Company and Employee agree as follows:

1. Title and duties. The Company shall employ Employee as and under the title of General Counsel and Vice President of Corporate Development and Employee accepts that employment. Employee shall devote substantially all of Employee’s time, attention, energy, knowledge, and skill solely and exclusively to performing all duties as General Counsel and Vice President of Corporate Development as assigned or delegated to Employee by Company. Company acknowledges and agrees that Employee may devote some time, approximately 3 days per month, toward Employee’s employment at his law firm Corey & Patzakis

2. Compensation and Expenses.

A. Salary. The Company will pay to Employee a salary of fifteen (15) percent of Net Profits of The Company, as defined below, but no less than $80,000.00 per year and no more than $600,000.00 per year, which shall be payable semimonthly on a prorated basis and from which the Company shall withhold and deduct all taxes required by federal and state laws and any other authorized deductions. The Company will review Employee’s salary at least annually. The Company may, in its sole discretion, increase Employee’s salary during Employee’s employment with the Company.

B. Net Profits. “Net Profits” as used in this Agreement shall be defined as profits of The Company after payment of all currently due obligations of the Company and an allowance for the maintenance of adequate reserve funds for the Company. Employee’s right to share in a portion of the Net Profits of the Company described herein does not constitute or imply any ownership interest by Employee in Company and is strictly a formula for calculation of Employee’s incentive-based compensation.

C. Changes by Company. The Company reserves the right to modify, suspend, or discontinue any and all of the above-mentioned plans, practices, policies, and profit-sharing programs at any time as long as such action is taken generally with respect to other similarly situated employees of the Company.

3. At-Will Employment. Employee’s employment with the Company is for no specified term and is at the mutual consent of both Employee and the Company. Specifically, Employee’s employment will be on an “at will” basis, meaning that either Employee or the Company may terminate the employment relationship with or without cause at any time, with or without notice. There are no express or implied agreements contrary to the foregoing and no one other than the President of the Company has any authority to enter into an employment agreement for a specified period of time or to make any agreement that is contrary to the foregoing. Any such agreement by the President must be in writing and fully executed by both Employee and the President.

4. Proprietary and Confidential Information.

A. Non-Disclosure. Employee agrees that during and after employment with the Company, Employee will not directly or indirectly disclose to or use for the benefit of anyone other than the Company any of the Company’s trade secrets, technical data, techniques, formulas, designs, know- how, processes, customer lists and other confidential or proprietary information to which Employee had access, or that Employee learned or that originated while Employee was employed by the Company.

B. Company Ownership of Intellectual Property. The Company shall be the exclusive owner of any and all rights, including all patent rights, copyrights, and trade secret rights in all inventions, discoveries, technologies, processes, ideas, formulae, or information of every description, and all improvements to any of them (referred to in this Agreement as “Inventions”), invented or developed by Employee, whether alone or with others, during Employee’s employment with the Company. Employee assigns to the Company all rights, including all patent rights, copyrights, and trade secret rights in all such Inventions. Employee shall promptly and fully disclose to the Company all Inventions that Employee now has or possesses or that may hereafter come into Employee’s possession during Employee’s employment with the Company, whether or not conceived during regular working hours. Employee shall provide all assistance that the Company may reasonably request to enable the Company to establish, evidence, maintain, defend, or enforce the Company’s exclusive ownership of the Inventions.

Employee represents and warrants to the Company that Employee has no obligations to any previous employer that would interfere with or be infringed by the Company’s exclusive ownership rights in and to the Inventions as described above.

5. Covenant Not to Compete. The Company and Employee acknowledge that Employee’s willingness to enter into this Agreement and to continue as an employee of the Company constitutes a material inducement. The Parties further acknowledge that Employee’s performance of all terms of this Agreement is necessary to protect Company’s legitimate business interests. Employee agrees that, during the continuance of this Agreement and for a period of (1) year thereafter Employee will not, on the behalf of Employee or any other person or business entity, directly or indirectly, engage in any business or activity competitive with the business activities of Company as they are now or hereafter undertaken by Company.

6. Arbitration.

a. All claims, disputes, controversies, or disagreements of any kind whatsoever (“Claims”), including any claim arising out of or in connection with Employee’s employment or the termination of Employee’s employment, that may arise between Employee and the Company, including any Claims that may arise between Employee and the Company’s officers, directors, employees, or agents in their capacity as such, shall be submitted to final and binding arbitration before the American Arbitration Association in Los Angeles, California in accordance with the rules and procedures of the American Arbitration Association then existing.

b. Claims covered by this arbitration provision include, but are not limited to the following: (1) alleged violations of federal, state, or local constitutions, statutes, regulations, or ordinances, including, but not limited to anti-discrimination and harassment laws; (2) allegations of a breach of a contractual obligation; and (3) alleged violations of public policy.

c. In consideration for and as a material condition of Employee’s employment with the Company, Employee agrees that final and binding arbitration is the exclusive means for resolving any Claims arising out of this Agreement and Employee’s employment. However, this Agreement does not in any way alter the at-will status of Employee’s employment. This Agreement is a waiver of all rights Employee may have to a civil court action on any dispute or Claims arising out of this Agreement and Employee’s employment. Accordingly, only an arbitrator, not a judge or jury, will decide any such dispute, although the arbitrator has the authority to award any type of relief that could otherwise be awarded by a judge or jury.

d. Employee and Company shall bear their own costs and fees of any such arbitration.

7. Severability. The provisions of this Agreement are divisible; if any of the provisions shall be deemed invalid or unenforceable, that provision shall be deemed limited to the extent necessary to render it valid and enforceable and the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9. Entire Agreement. This Agreement supersedes all prior agreements, understandings, and communications between Employee and the Company, whether written or oral, express or implied, relating to the subject matter of this Agreement and is intended as a complete and final expression of the terms of the agreement between Employee and the Company and shall not be changed or subject to change orally. The parties further agree and acknowledge that neither they nor anyone acting on their behalf made any inducements, agreements, promises, nor representations other than those set forth in this Agreement.

10. Amendment. This Agreement may not be altered or amended except in a writing signed by both parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY: Guidance Software, Inc.		EMPLOYEE

Signature:	/s/ Shawn McCreight	Signature:	/s/ John Patzakis
Print Name:	Shawn McCreight	Print Name:	John Patzakis
Title:	President

Guidance Software, Inc.

Employment Agreement Amendment

The Employment Agreement (“Agreement”) dated January 1, 2000 between Guidance Software, Inc. (“Company”) and John Patzakis (“Employee”) is hereby-amended effective July 1, 2001. In consideration of the mutual promises and conditions contained in the Restricted Stock Transfer Agreement dated July 18, 2001, the Company and Employee agree to amend only the following:

2. Compensation and Expenses

A. Salary. The Company will pay to Employee a salary of $250,000.00 per year. The previous salary arrangement of fifteen (15) percent of Net Profits of the Company, as defined in the original agreement is rescinded as of the effective date of this Employment Agreement Amendment.

B. Net Profits. This paragraph is deleted.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

COMPANY: Guidance Software, Inc.		EMPLOYEE

Signature:	/s/ Shawn McCreight	Signature:	/s/ John Patzakis
Print Name:	Shawn McCreight	Print Name:	John Patzakis
Title:	CEO